Exhibit 12
Potash Corporation of Saskatchewan Inc.
Ratio of Earnings to Fixed Charges
(in millions of U.S. dollars, except ratio amounts)
(unaudited)

	Nine
	months
	ended
	September	Year ended December 31
	30, 2007	2006	2005	2004	2003	2002

Canadian GAAP

Net income (loss)	$726.8	$631.8	$542.9	$298.6	$(126.3)	$53.6
Income taxes	351.0	158.1	267.4	131.7	(20.6)	30.2
Share of earnings of equity investees	(58.2)	(54.4)	(52.1)	(30.9)	(12.4)	(5.3)
Fixed charges	143.0	183.5	149.1	132.4	117.8	102.7
Distributed income of equity investees	40.6	29.9	18.6	8.7	4.0	—
Interest capitalized	(14.5)	(19.1)	(5.7)	(2.5)	(1.5)	(4.2)

Total Earnings Available for Fixed Charges	$1,188.7	$929.8	$920.2	$538.0	$(39.0)	$177.0

Fixed Charges

Interest expensed and capitalized	$127.2	$163.6	$127.2	$112.8	$105.7	$92.0
Amortization of debt issue costs	0.9	1.0	2.2	2.2	2.1	1.9
Estimated portion of rent expense representing interest	14.9	18.9	19.7	17.4	10.0	8.8

Total Fixed Charges	$143.0	$183.5	$149.1	$132.4	$117.8	$102.7

Ratio of Earnings to Fixed Charges	8.31	5.07	6.17	4.06	— (1)	1.72

(1) Earnings were inadequate to cover fixed charges by $156.8 million for the year ended December 31, 2003.

U.S. GAAP

Net income (loss)	$737.3	$625.8	$532.7	$290.5	$(84.2)	$60.4
Income taxes	338.5	174.4	288.0	151.9	7.4	34.4
Share of earnings of equity investees	(57.0)	(54.9)	(55.8)	(30.9)	(12.4)	(5.3)
Fixed charges	143.0	183.5	149.1	132.4	117.8	102.7
Distributed income of equity investees	40.6	29.9	18.6	8.7	4.0	—
Interest capitalized	(14.5)	(19.1)	(5.7)	(2.5)	(1.5)	(4.2)

Total Earnings Available for Fixed Charges	$1,187.9	$939.6	$926.9	$550.1	$31.1	$188.0

Fixed Charges

Interest expensed and capitalized	$127.2	$163.6	$127.2	$112.8	$105.7	$92.0
Amortization of debt issue costs	0.9	1.0	2.2	2.2	2.1	1.9
Estimated portion of rent expense representing interest	14.9	18.9	19.7	17.4	10.0	8.8

Total Fixed Charges	$143.0	$183.5	$149.1	$132.4	$117.8	$102.7

Ratio of Earnings to Fixed Charges	8.31	5.12	6.22	4.15	— (2)	1.83

(2) Earnings were inadequate to cover fixed charges by $86.7 million for the year ended December 31, 2003.